FOR IMMEDIATE RELEASE

Labcorp Contacts:

Media: Chris Allman-Bradshaw – 336-436-8263
Media@Labcorp.com

Investors: Chas Cook — 336-436-5076
Investor@Labcorp.com

LABCORP APPOINTS JOHNSON & JOHNSON EXECUTIVE KATHRYN WENGEL
TO THE BOARD OF DIRECTORS

Healthcare Veteran Brings Significant Global Industry Experience

BURLINGTON, N.C., March 26, 2021 — Labcorp (NYSE: LH), a leading global life sciences company, today announced the appointment of Kathryn Wengel, current Executive Vice President and Chief Global Supply Chain Officer at Johnson & Johnson, as an independent member of Labcorp’s Board of Directors, effective immediately. In connection with this appointment, the Labcorp Board will expand from 9 to 10 directors.

“I am pleased to welcome a renowned healthcare industry veteran like Kathy to the Labcorp Board,” said Adam Schechter, chairman and CEO of Labcorp. “Kathy brings a wealth of experience managing complex healthcare organizations and developing globally diverse teams. We look forward to benefitting from her unique perspective as the Board works with management to advance Labcorp’s role in healthcare and improving the health and lives of patients around the world. Kathy’s appointment is also aligned with the Labcorp Board’s commitment to bring diverse perspectives to the boardroom that will best position us to deliver for our patients, customers, and shareholders.”

Ms. Wengel brings significant healthcare and operations experience and global business expertise, with more than three decades of experience in leadership positions within Johnson & Johnson. She currently serves on Johnson & Johnson’s Executive Committee as Executive Vice President and Chief Supply Chain Officer. Ms. Wengel is responsible for all aspects of the development and implementation of Johnson & Johnson’s global Supply Chain, as well as its Quality & Compliance, Procurement, Environmental Health and Safety, Sustainability and Engineering & Property Services functions.

“I’ve long admired Labcorp for its innovation, leadership and commitment to patients and their health, as most recently demonstrated by the essential role the Company has played in combatting the COVID-19 pandemic over the last year,” said Wengel. “I’m honored to join Labcorp’s board, and I look forward to working with Adam and the entire Labcorp team to deliver on its important mission and the best interests of patients, clients, and shareholders.”

As Executive Vice President, Chief Global Supply Chain Officer, Ms. Wengel leads a team of more than 56,000 people globally across Johnson & Johnson’s three business segments: Pharmaceuticals, Medical Devices and Consumer Health. Prior to this role, she served in a variety of leadership positions with increasing responsibilities since joining Johnson & Johnson in 1988. In 2009, she co-led the design of Johnson & Johnson’s enterprise Supply Chain and Quality operating model and subsequently served as the company’s first Chief Quality Officer. She also serves as an executive sponsor for both Johnson & Johnson’s Women’s Leadership and Inclusion Initiative and its Women in Science, Technology, Engineering, Math, Manufacturing and Design program.

In addition to her role at Johnson & Johnson, Ms. Wengel serves as Chairman of the Board of GS1 Global, an organization that sets and maintains standards regarding the exchange of critical business data for global commerce. Ms. Wengel is also a member of the Executive Committee of the National Association of Manufacturers (NAM) in the US. She also serves on the Executive Advisory Board for Gartner’s Supply Chain practice and is a member of Supply Chain 50. In 2019, Ms. Wengel was recognized with the Distinguished Service Award by the Council of Supply Management Professionals (CSCMP) and was inducted into the Supply Chain Hall of Fame.

Ms. Wengel holds a Bachelor of Science in Engineering, Civil Engineering & Operations from Princeton University.

About Labcorp
Labcorp is a leading global life sciences company that provides vital information to help doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. Through our unparalleled diagnostics and drug development capabilities, we provide insights and accelerate innovations to improve health and improve lives. With over 70,000 employees, we serve clients in more than 100 countries. Labcorp (NYSE: LH) reported revenue of $14 billion in FY2020. Learn about Labcorp at www.Labcorp.com, or follow us on LinkedIn and Twitter @Labcorp.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including but not limited to statements with respect to the Company’s leadership, future operations and opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the Company’s control, including without limitation, the performance of executives and employees, the willingness of executives and employees to remain employed, whether our response to the COVID-19 pandemic will prove effective, the impact of the COVID-19 pandemic on our business and financial condition, as well as on general economic, business, and market conditions, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, the Company’s satisfaction of regulatory and other requirements, patient safety issues, changes in testing guidelines or recommendations, federal, state, and local governmental responses to the COVID-19 pandemic, adverse results in material litigation matters, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, and employee relations. These factors, in some cases, have affected and in the future (together with other factors) could affect the Company’s ability to implement the Company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC.

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